United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2008

The Laclede Group, Inc.
720 Olive Street
St. Louis, Missouri 63101
314-342-0500

______________

(Exact name of registrant as specified in its charter)
(Address of principal executive offices, including zip code)
(Registrant’s telephone number including area code)

Missouri	1-16681	74-2976504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 15, 2008, The Laclede Group, Inc. (“Laclede”) entered into a stock purchase agreement (“Agreement”) with Stripe Acquisition, Inc. (“Buyer”), a recently organized Delaware corporation affiliated with Kohlberg Management VI, LLC.  Pursuant to the Agreement, Laclede agreed to sell to Buyer all of the outstanding shares of stock of its subsidiary, SM&P Utility Resources, Inc. (“SM&P”).

The purchase price is $85 million, subject to adjustments based upon the amount of SM&P’s working capital as of the closing date and the amount of capital expenditures between February 1, 2008 and the closing date.  Closing of the transaction is subject to certain approvals and consents, as well as to compliance with the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act.  Under the Agreement, a non-breaching party may terminate the Agreement if closing has not occurred by May 15, 2008.

The Agreement includes representations and warranties customary for such transactions, including, among others, representations and warranties of the parties as to brokers’ fees; of SM&P as to its financial status, contracts, title to and condition of personal and real property, taxes, legal compliance, environmental matters, employee benefits, and intellectual property; and of Buyer as to the investment purpose of the acquisition and status of financing commitments.  In addition the Agreement includes customary pre- and post-closing covenants including such matters as cooperation on various matters for transition, the operation of the business from the date of the Agreement to closing, non-competition, and the handling of employee matters.  The Agreement also includes customary indemnification provisions under which Laclede’s aggregate indemnification obligations under the Agreement, other than for tax and other fundamental representations, are limited to $7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: February 15, 2008	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman of the Board, President and Chief Executive Officer